Exhibit (g)(4)

Appendix A

To

Custody & Investment Accounting Agreement

Dated January 1, 2000

Amended July 13, 2015

List of Funds of PIMCO Variable Insurance Trust (PVIT)

Fund	PIMCO Account #	State Street Account #
PIMCO All Asset Portfolio	6880	8W1Y
PIMCO All Asset All Authority Portfolio	3484	8W2O
PIMCO CommodityRealReturn® Strategy Portfolio	6881	8W1X
PIMCO Emerging Markets Bond Portfolio	688	8W1S
PIMCO Foreign Bond Portfolio (U.S. Dollar-Hedged)	687	8W1F
PIMCO Foreign Bond Portfolio (Unhedged)	6877	8W2A
PIMCO Global Advantage® Strategy Bond Portfolio	6865	8W2E
PIMCO Global Bond Portfolio (Unhedged)	2680	8W1G
PIMCO Global Diversified Allocation Portfolio	6855	8W3D
PIMCO Global Multi-Asset Managed Volatility Portfolio	6879	8W2L
PIMCO Global Multi-Asset Managed Allocation Portfolio	6883	8W2B
PIMCO High Yield Portfolio	686	8W1H
PIMCO Long-Term U.S. Government Portfolio	683	8W1N
PIMCO Low Duration Portfolio	685	8W1L
PIMCO Money Market Portfolio	690	8W1I
PIMCO Real Return Portfolio	691	8W1R
PIMCO Short-Term Portfolio	684	8W1J
PIMCO Total Return Portfolio	680	8W1A
PIMCO Unconstrained Bond Portfolio	6876	8W2F

List of Funds of PIMCO Equity Series VIT

PIMCO Global Dividend Portfolio	4957	8WEA

PIMCO VARIABLE INSURANCE TRUST PIMCO EQUITY SERIES VIT
By:	/s/ Henrik P. Larsen
Name:	Henrik P. Larsen
Title:	Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Brock M. Hill
Name:	Brock M. Hill
Title:	Senior Vice President, Duly Authorized
Effective Date:	July 27, 2015